Source Interlink Reports Strong Revenue, Operating Profit Growth for
Fourth Quarter and Full-Year Fiscal 2008

– Fourth Quarter Revenue Up 47% Over Year-ago, Adjusted EBITDA Up 111% –
–	Source Generates $49.7 million of Free Cash Flow in Fiscal 2008 –

BONITA SPRINGS, FL, April 15, 2008 – Source Interlink Companies, Inc. (Nasdaq: SORC), one of the largest publishers of magazines and online content for enthusiast audiences and a leading distributor of DVDs, CDs, magazines, games and books, today announced financial results for the fiscal 2008 fourth quarter and full-year ending January 31, 2008.  Adjusted income from continuing operations for the fiscal 2008 fourth quarter totaled $10.3 million, or $0.20 per diluted share, up 12 percent over the prior year on a per share basis. Adjusted income from continuing operations for fiscal year 2008 totaled $33.8 million, or $0.64 per diluted share, up 24 percent over the prior year on a per share basis.

	GAAP Results ($ in millions)			Adjusted Results* ($ in millions)
	4Q08	4Q07	% Change	4Q08	4Q07	% Change

Revenue	$705.6	$479.6	47.1%	$706.4	$479.6	47.3%
Magazine Fulfillment	246.4	169.3	45.6%	246.4	169.3	45.6%
DVD/CD Fulfillment	333.9	299.4	11.5%	333.9	299.4	11.5%
Source Interlink Media	120.1	-	-	120.9	-	-
In-Store Services	11.8	10.9	8.1%	11.8	10.9	8.1%
Eliminations	(6.6)	-	-	(6.6)	-	-

Operating Income	$(8.2)	$(45.0)	(81.8)%	$43.6	$19.7	121.7%
Income from continuing
operations	$(27.4)	$(36.4)	(24.6)%	$10.3	$9.3	10.8%
EPS - Diluted	$(0.52)	$(0.69)	(24.1)%	$0.20	$0.18	12.2%

	GAAP Results ($ in millions)			Adjusted Results* ($ in millions)
	YTD '08	YTD '07	% Change	YTD '08	YTD '07	% Change

Revenue	$2,254.3	$1,828.7	23.3%	$2,256.1	$1,828.7	23.4%
Magazine Fulfillment	950.3	809.8	17.4%	950.3	809.8	17.4%
DVD/CD Fulfillment	1,021.0	971.5	5.1%	1,021.0	971.5	5.1%
Source Interlink Media	253.0	-	-	254.7	-	-
In-Store Services	44.7	47.4	(5.8)%	44.7	47.4	(5.8)%
Eliminations	(14.6)	-	-	(14.6)	-	-

Operating Income	$36.7	$(19.4)	(289.5)%	$113.2	$58.2	94.4%
Income from continuing
operations	$(26.2)	$(26.0)	1.1%	$33.8	$27.4	23.5%

*Please see “Financial Highlights” section of this press release for definition and reconciliation of non-GAAP financial measures.

“Fiscal 2008 was a great year for Source on many levels.  We delivered improved year-over-year financial results, we diversified the company into content ownership via our digital and print platforms, providing a path to both top-line growth and margin expansion, and in our fulfillment businesses we continued to build share, streamline operations, and drive the benefits of scale to the bottom line,” said Michael R. Duckworth, Chairman of Source Interlink.

“Source is focused on capitalizing on the changes in media and content distribution taking place in the industry today. While the overall economic outlook is uncertain, we believe we are well-positioned to navigate this environment and continue generating significant free cash flow.”

Financial Highlights

Adjusted income from continuing operations for the fiscal 2008 fourth quarter totaled $10.3 million, or $0.20 per diluted share. Adjusted revenue totaled $706.4 million.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $48.6 million, which was a 110.5% increase over the same period last year. Adjusted operating income for the fourth quarter totaled $43.6 million, an increase of 121.7% over the prior year quarter. Operating margins increased to 6.2% from 4.1%.

GAAP loss from continuing operations for the fiscal 2008 fourth quarter totaled ($27.4) million, or ($0.52) per diluted share, compared to a fiscal 2007 fourth quarter loss of ($36.4) million, or ($0.69) per diluted share.  Both years were negatively impacted by non-cash impairments of goodwill and intangible assets. In the fourth quarter of fiscal 2008, the Company reported a non-cash impairment charge of $35.3 million related to the DVD/CD segment, specifically related to acquired customer lists, which have been replaced with new accounts. In the same quarter of last year, the Company reported a non-cash impairment charge of $32.7 million related to its In-Store segment.

Adjusted income from continuing operations for the full-year ending January 31, 2008 totaled $33.8 million, or $0.64 per diluted share, on total adjusted revenue of $2.3 billion. Adjusted EBITDA for fiscal year 2008 totaled $132.1 million, compared to $71.5 million for fiscal year 2007, an increase of 84.7%. GAAP loss from continuing operations for the full-year ended January 31, 2008 was ($26.2) million or ($0.50) loss per diluted share as compared to a loss of ($26.0) million or ($0.50) loss per diluted share for last year. GAAP revenue for fiscal year 2008 increased $425.6 million or 23.3% to $2.3 billion compared to the prior year total GAAP revenue of $1.8 billion. The increase in revenue year-over-year is due, in large part, to the acquisition of Source Interlink Media, but is also the result of significant revenue increases for the Magazine Fulfillment segment, relating to the full-year impact of its acquisition of additional market areas in the prior year and other new business, and the DVD/CD segment, which added a major new client in the second half of the year.

The Company uses both Generally Accepted Accounting Principles (GAAP), and non-GAAP or adjusted financial measures, to evaluate and report the results of its business.  A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure is available on the Company’s home page at www.sourceinterlink.com by selecting “Reconciliation of Non-GAAP Financial Measures.”

The Company provides non-GAAP or adjusted financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors' overall understanding of the Company's current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results "through the eyes" of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as those disclosed in this release. This information facilitates management's internal comparisons to the Company's historical operating results.

Non-GAAP or adjusted information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items, such as amortization of acquired intangible assets, charges incurred to consolidate and integrate distribution facilities of recently acquired businesses and non-cash stock-based compensation that may have a material effect on the Company’s net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted information provided by the Company may be different from the non-GAAP or adjusted information provided by other companies.

GAAP earnings per share were calculated on 51.9 million and 52.3 million diluted shares outstanding in the fiscal 2007 and 2008 fourth quarters, respectively, and were calculated on 51.8 million and 52.3 million diluted shares outstanding for fiscal years 2007 and 2008, respectively.

Adjusted earnings per share were calculated on 52.7 million and 52.3 million diluted shares outstanding in the fiscal 2007 and 2008 fourth quarters, respectively, and were calculated on 53.1 million and 52.4 million diluted shares outstanding for fiscal years 2007 and 2008, respectively.

See table below for reconciliation of GAAP financial results to adjusted amounts for the three month period ended January 31.  Adjusted Income from Continuing Operations was calculated utilizing a tax rate of three percent and 40 percent for the three months ended January 31, 2008 and January 31, 2007, respectively.

Q4 2008
	Operating Income						Income from
		CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Media	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$7.2	$(20.3)	$7.6	$2.8	$(5.4)	$(8.2)	$(27.4)
Adjustments:
Amortization of acquired intangibles	9.7	2.5	1.8	0.1	-	14.1	9.0
Stock compensation expense	-	-	-	-	-	-	0.0
Deferred revenue	0.8	-	-	-	-	0.8	0.5
Integration and relocation expenses	-	-	0.2	-	0.5	0.6	0.4
Merger and acquisition costs	0.1	-	-	-	0.5	0.6	0.4
Disposal of land, building and equipment, net	-	0.4	(0.1)	-	-	0.3	0.2
Write off of customer list intangibles	-	35.3	-	-	-	35.3	21.7
Minority interest / accretion of A.com liability	-	-	-	-	-	-	0.4
Amortization of Bridge Facility fees	-	-	-	-	-	-	1.5
Write off of deferred financing fees	-	-	-	-	-	-	0.0
Difference between GAAP and Adjusted tax rate	-	-	-	-	-	-	3.5

Adjusted	$17.8	$17.9	$9.5	$2.9	$(4.4)	$43.6	$10.3

		CD and DVD	Magazine	In-Store	Shared
(in thousands)	Media	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$17.8	$17.9	$9.5	$2.9	$(4.4)	$43.6
Depreciation and other amortization	1.9	1.7	1.0	0.1	0.5	5.2
Other income (expense)	0.0	-	(0.0)	0.0	(0.2)	(0.2)

Adjusted EBITDA	$19.7	$19.6	$10.4	$3.0	$(4.1)	$48.6

Q4 2007
	Operating Income						Income from
		CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Media	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$-	$15.2	$(12.1)	$(30.4)	$(17.7)	$(45.0)	$(36.4)
Adjustments:	-	-	-	-	-		-
Impairment of goodwill and intangibles	-	-	-	32.7	-	32.7	27.0
Amortization of acquired intangibles	-	1.9	1.9	-	-	3.8	5.1
Conversion to scan-based trading	-	-	16.2	-	-	16.2	13.4
Stock compensation expense	-	-	-	-	0.1	0.1	0.2
Relocation, integration and consolidation expenses	-	-	0.6	-	(0.2)	0.4	1.0
CEO resignation charges	-	-	-	-	9.6	9.6	7.9
Losses (gains) on disposal of fixed assets	-	-	(0.1)	-	0.4	0.3	0.4
Other	-	-	0.5	-	-	0.5	0.4
Change in corporate allocation methodology	-	(0.1)	(1.7)	(0.3)	2.1	-	-
Strategic alternatives costs	-	-	-	-	1.1	1.1	0.9
Difference in GAAP and adjusted tax rate	-	-	-	-	-	-	(10.6)

Adjusted	$-	$17.0	$5.3	$2.0	$(4.6)	$19.7	$9.3

		CD and DVD	Magazine	In-Store	Shared
(in thousands)	Media	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$-	$17.0	$5.3	$2.0	$(4.6)	$19.7
Depreciation and other amortization	-	2.0	0.9	0.2	0.6	3.7
Other income	-	-	(0.2)	(0.0)	(0.1)	(0.3)
Adjusted EBITDA	$-	$19.0	$6.0	$2.2	$(4.1)	$23.1

See table below for reconciliation of GAAP financial results to adjusted amounts for the full-year ended January 31. Adjusted Income from Continuing Operations was calculated utilizing a tax rate of approximately 18 percent and 40 percent for the full years ended January 31, 2008 and January 31, 2007, respectively.

12 Months 2008
	Operating Income							Income from
		CD and DVD	Magazine	In-Store	Shared			Continuing
(in thousands)	Media	Fulfillment	Fulfillment	Services	Services	Consolidated		Operations

GAAP	$22.7	$(0.7)	$23.0	$10.8	$(19.1)	$36.7		$(26.2)
Adjustments:
Amortization of acquired intangibles	19.4	9.6	6.1	0.4	-	35.5		21.8
Stock compensation expense	-	-	-	-	0.2	0.2		0.1
Deferred revenue	1.8	-	-	-	-	1.8		1.1
Integration and relocation expenses	-	-	0.7	-	0.5	1.2		0.8
Merger and acquisition costs	0.3	-	-	-	0.9	1.2		0.7
Disposal of land, building and equipment, net	-	0.4	-	(0.2)	-	0.2		0.2
Write off of customer list intangibles	-	35.3	-	-	-	35.3		21.7
Minority interest / accretion of A.com liability	-	-	-	-	-	-		0.7
Amortization of Bridge Facility fees	-	-	-	-	-	-		2.8
Write off of deferred financing fees	-	-	-	-	-	-		0.8
Difference between GAAP and Adjusted tax rate	-	-	-	-	-	-		8.3

Adjusted	$44.2	$44.6	$29.8	$11.1	$(17.5)	$112.2		$32.8
Conversion to scan-based trading*	-	-	1.1	-	-	1.1		1.0
Total	$44.2	$44.6	$30.8	$11.1	$(17.5)	$113.2	#	$33.8

		CD and DVD	Magazine	In-Store	Shared
(in thousands)	Media	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$44.2	$44.6	$29.8	$11.1	$(17.5)	$112.2
Depreciation and other amortization	5.4	7.2	3.8	0.4	2.2	18.9
Other income (expense)	0.1	-	0.2	(0.1)	(0.3)	(0.0)

Adjusted EBITDA	$49.7	$51.8	$33.9	$11.3	$(15.6)	$131.0
Conversion to scan-based trading*	-	-	1.1	-	-	1.1
Total EBITDA	$49.7	$51.8	$34.9	$11.3	$(15.6)	$132.1

*For the fiscal year ended January 31, 2008, the Company incurred a cumulative annual operating income and EBITDA impact of approximately $1.1 million as a result of scan based trading conversions.These impacts were not recorded in the second and third quarter of the fiscal year due to the size of the conversions however the annual impact is shown to better compare fiscal 2008 with fiscal 2007.

12 Months 2007
	Operating Income						Income from
		CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Media	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$-	$39.1	$(0.5)	$(20.3)	$(37.6)	$(19.4)	$(26.0)
Adjustments:
Impairment of goodwill and intangibles	-	-	-	32.7	-	32.7	27.0
Amortization of acquired intangibles	-	7.5	4.9	-	-	12.4	10.2
Conversion to scan-based trading	-	-	16.2	-	-	16.2	13.4
Stock compensation expense	-	-	-	-	0.5	0.5	0.4
Relocation, integration and consolidation expenses	-	-	3.6	-	0.1	3.7	3.0
CEO resignation charges	-	-	-	-	9.6	9.6	7.9
Losses (gains) on disposal of fixed assets	-	0.3	(0.2)	(0.1)	0.9	1.0	0.8
Other	-	-	0.5	-	-	0.5	0.4
Change in corporate allocation methodology	-	-	(5.8)	(0.7)	6.5	-	-
Strategic alternatives costs	-	-	-	-	1.1	1.1	0.9
Difference in GAAP and adjusted tax rate	-	-	-	-	-	-	(10.8)

Adjusted	$-	$46.9	$18.7	$11.7	$(19.0)	$58.3	$27.4

		CD and DVD	Magazine	In-Store	Shared
(in thousands)	Media	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$-	$46.9	$18.7	$11.7	$(19.0)	$58.3
Depreciation and other amortization	-	7.1	3.1	1.0	2.2	13.4
Other income	-	-	(0.1)	(0.0)	(0.0)	(0.1)

Adjusted EBITDA	$-	$54.0	$21.7	$12.6	$(16.8)	$71.5

The table below reports free cash flow results on a comparative basis for the three month and twelve month periods ended January 31 for fiscal years 2008 and 2007. Free cash flow is comprised of cash flow from operations on a GAAP basis, which includes changes in working capital, the net claiming activity relating to our RDA Advance Pay Program, less capital expenditures.

Free Cash Flow
	Three Months ended January 31,		Twelve Months ended January 31,
	2008	2007	2008	2007

Cash provided by (used in) operating activities	$19,725	$14,442	$77,126	$(20,744)
Net claiming activity	(3,261)	(4,519)	2,571	(7,061)
Capital expenditures	(9,561)	(813)	(30,047)	(13,379)

Free cash flow	$6,903	$9,110	$49,650	$(41,184)

As stated on the Company’s first quarter earnings conference call held June 11, 2007, effective with the current fiscal year, the Company has modified the allocation of certain shared service expenses to the operating segments to correspond with a change in management’s view of each segment’s operating structure. This change has no effect on consolidated results. Also, note that for comparative purposes, adjusted segment results presented for last year have been restated to reflect this change. Please see the Company’s Q1 earnings release or the Company’s Web site for the impact on each segment by quarter for the prior year.

Segment Results

Source Interlink Media Segment – Source Interlink Media, formerly Enthusiast Media, was acquired on August 1, 2007. The fourth quarter represents the second time this segment is included in the Company’s consolidated quarterly financial results. Results provided for periods prior to August 1, 2007 are for comparative purposes only.

The Company’s Media segment reported adjusted revenue of $120.9 million, adjusted EBITDA of $19.7 million, gross margin of 72.4% and adjusted operating income of $17.8 million for the fourth quarter.For comparative purposes only, revenue for the fourth quarter of last year was $123.0 million, gross margin was 65.4% and adjusted EBITDA was $20.4 million.

For the six month period ending January 31, 2008, the Media segment reported adjusted revenue of $254.7 million, adjusted EBITDA of $49.7 million, gross margin of 73.0% and adjusted operating income of $44.2 million. For comparative purposes only, revenue for the six month period last year was $258.2 million, gross margin was 64.9% and adjusted EBITDA was $47.9 million.

Magazine Fulfillment Segment – The Company's Magazine Fulfillment segment reported GAAP revenue of $246.4 million compared with $169.3 million in the prior year fourth quarter, an increase of approximately 45.6%, primarily due to new business as well as a significant customer converting to a scan based trading relationship in the prior year quarter.GAAP gross profit margins decreased from 23.8% in the prior year period to 22.7% in the current period. Adjusted operating income increased 78.6% to $9.5 million in the fiscal 2008 fourth quarter. Adjusted EBITDA for the division during the fourth quarter was $10.4 million, an increase of $4.4 million or 73.3% as compared to the prior year fourth quarter.

For the full-year ended January 31, 2008, the Magazine Fulfillment segment, which includes the distribution service areas in Southern California and Washington D.C./Baltimore acquired as of March 30, 2006, reported GAAP revenue of $950.2 million, compared with $809.8 million in the prior year period, an increase of 17.4%.The majority of the increase in revenue is due to the timing of the service area acquisitions from the prior year and other new business. Gross margin remained consistent at approximately 23 percent.Adjusted operating income was $30.8 million, compared with $18.7 million in the prior year period. Adjusted EBITDA grew 60.7% over the prior year to $34.9 million. Adjusted operating margins increased from 2.3% in the prior year period to 3.1% in the current period.

DVD and CD Fulfillment Segment – The DVD and CD Fulfillment segment reported GAAP revenue of $333.9 million, gross margin of 16.3% and adjusted operating income of $17.9 million for the fourth quarter. Net revenue for the fiscal 2008 fourth quarter was $333.9 million, an increase of 11.5% compared to the same quarter last year. Adjusted EBITDA for the quarter was $19.6 million, an increase of 3.3% compared to the prior year quarter. Sales of DVDs increased 33.9% to approximately $183.0 million, and CD revenue decreased 7.1% to $144.0 million. Adjusted operating margins decreased from 5.7% in the prior year fourth quarter to 5.4% in the current year period.Gross profit margins for the fourth quarter decreased to 16.3% from 17.1%, due primarily to the continued product mix shift.

For the full-year ended January 31, 2008, the DVD and CD Fulfillment segment reported GAAP revenue of $1021.0 million, adjusted operating income of $44.6 million, and gross margin of 17.2%. Revenue for full-year fiscal 2007 was $971.5 million, adjusted operating income was $46.9 million, and gross margin was 17.9%. The increase in revenue year-over-year is attributable, in part, to the winning of a major new client in the second half of the year. Adjusted EBITDA for the full year was $51.8 million, a decrease of 4.1% compared to the prior year. Sales of DVDs increased 21.8% to approximately $511.0 million, and CD revenue decreased 6.6% to $491.0 million. Adjusted operating income for the full year decreased 4.8% to $44.6 million. Adjusted operating margins for the full year decreased to 4.4% from 4.8% in the prior year.

In-Store Services Segment – The In-Store Services segment recorded GAAP revenue of $11.8 million in the fiscal 2008 fourth quarter, compared with $10.9 million in the year-ago quarter. Adjusted operating income for the fiscal 2008 fourth quarter was $2.9 million compared to $2.0 million in the prior year period. Adjusted operating margins increased to 24.3% from 18.4%.Adjusted EBITDA for the quarter was $3.0 million, an increase of 37.0% compared to the prior year quarter.

For the full-year ended January 31, 2008, the In-Store Services segment reported GAAP revenue of $44.7 million, compared with $47.4 million in the prior year period.Adjusted operating income for the full year ended January 31, 2008, was $11.1 million, versus $11.7 million in the prior year period.Adjusted EBITDA for the full year was $11.3 million, a decrease of 1.3 million compared to the prior year.

Results have been adjusted to reflect the sale during the first quarter fiscal 2008 of the Company’s wood-manufacturing business, formerly a division of the In-Store services segment and currently reported as a discontinued operation.

Shared Services Segment – The Shared Services segment consists of corporate and shared overhead functions associated with the individual operating segments. Shared Services adjusted operating expenses decreased 4.7% from $4.6 million to $4.4 million in the fourth quarter and decreased 7.6% to $17.5 million for the full-year on an adjusted basis.

Fiscal 2008 Fourth Quarter and Full-Year Conference Call
Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2008 fourth quarter and full-year on Tuesday, April 15, 2008 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 877-888-4210 (U.S. callers) and 416-695-6617 (Int’l callers), referencing Source Interlink Companies, ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s Web site at www.sourceinterlink.com. A slide presentation, titled “Fiscal 2008 Fourth Quarter and Full Year Financial Presentation,” that corresponds with the financial portion of management’s presentation of 2008 results has been posted on the Company’s Web site. You can find the presentation by going to the Investor Relations homepage and by selecting “Corporate Materials.” A replay of the conference call will be available through Tuesday, April 22, 2008. It can be accessed by dialing 800-408-3053 (U.S. callers) or 416-695-5800 (Int’l callers), passcode 3256562. The webcast will also be archived on www.sourceinterlink.com for 30 days.

About Source Interlink Companies, Inc.
Source Interlink Companies, Inc. (NASDAQ: SORC), a media and marketing services company, is one of the largest publishers of magazines and online content for enthusiast audiences and is also a leading distributor of home entertainment products, including DVDs, music CDs, magazines, games, books, and related items. Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise.

The Company's fully integrated businesses and activities include:
•
Publishing and providing enthusiast media content including more than 75 magazines, over 65 events, television and radio programs, 90 related Web sites and 400 branded products for automobile, marine, equine, outdoor sports, home tech and daytime television

•	Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet
•	Import and export of periodicals to more than 100 markets worldwide
•	Managing product selection and placement of impulse items at checkout counters
•	Processing and collection of rebate claims and management of point-of-purchase sales data
•	Design, manufacture and installation of wire fixtures and displays in major retail chains
•	Licensing of children's and family-friendly home entertainment products
For more information, please visit the Company’s Web site at http://www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) adverse trends in advertising spending; (ii) interest rate volatility and the consequences of significantly increased debt obligations (iii) pricevolatility in fuel, paper and other raw materials used in our businesses; (iv) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; (v) our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (vi) the ability to obtain product in sufficient quantities; (vii) adverse changes in general economic or market conditions; (viii) the ability to attract and retain employees; (ix) intense competition in the marketplace and (x) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 25, 2007.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Contacts:
Investors:                                                                                                Media:
Dean Heine                                                                Denise Roche                                                      Nancy Zakhary
Investor Relations                                                                Brainerd Communicators                                                      Brainerd Communicators
Source Interlink Companies, Inc.                                                                           212-986-6667                                                      212-986-6667
239-949-4450                                                                roche@braincomm.com                                                      nancy@braincomm.com
dheine@sourceinterlink.com

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

Fiscal year ended January 31,	2008	2007
Revenues	$2,254,252	$1,828,653
Costs of revenues	1,656,181	1,445,924
Gross profit	598,071	382,729
Selling, general and administrative expense	272,622	161,431
Distribution, circulation and fulfillment	197,017	177,953
Depreciation and amortization	53,438	25,359
Impairment of goodwill and intangible assets	35,310	32,742
Integration and relocation expenses	1,567	3,664
Disposal of land, building and equipment, net	243	950
Merger and acquisition costs	1,165	-
Operating (loss) income	36,709	(19,370)
Other income (expense)
Interest expense, net	(76,848)	(12,531)
Write off of deferred financing costs	(1,313)	-
Other	(49)	(134)
Total other income (expense)	(78,210)	(12,665)
(Loss) income from continuing operations before income taxes and minority interest	(41,501)	(32,035)
Income tax (benefit) expense	(15,994)	(6,068)
Minority interest in income of subsidiary	(731)	-
(Loss) income from continuing operations	(26,238)	(25,967)
Loss from discontinued operation, net of tax	(1,655)	1,311
Net (loss) income	$(27,893)	$(24,656)
Earnings per share – diluted
Continuing operations	$(0.50)	$(0.50)
Discontinued operations	(0.03)	0.02
Total	$(0.53)	$(0.48)

Weighted average of shares outstanding – diluted	52,276	51,838

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

Quarter ended January 31,	2008	2007
Revenues	$705,551	$479,561
Costs of revenues	503,579	383,753
Gross profit	201,972	95,808
Selling, general and administrative expense	95,867	48,719
Distribution, circulation and fulfillment	58,185	51,307
Depreciation and amortization	19,262	7,373
Impairment of goodwill and intangible assets	35,310	32,742
Relocation expenses	893	367
Disposal of land, building and equipment, net	69	269
Merger and acquisition costs	570
Operating (loss) income	(8,184)	(44,969)
Other income (expense)
Interest expense, net	(35,106)	(3,990)
Other	(199)	(201)
Total other income (expense)	(35,305)	(4,191)
(Loss) income from continuing operations before income taxes and minority interest	(43,489)	(49,160)
Income tax (benefit) expense	(16,789)	(12,759)
Minority interest in income of subsidiary	(731)
(Loss) income from continuing operations	(27,431)	(36,401)
Loss from discontinued operation, net of tax	(47)	(439)
Net (loss) income	$(27,478)	$(36,840)
Earnings per share – diluted
Continuing operations	$(0.52)	$(0.70)
Discontinued operations	0.00	(0.01)
Total	(0.52)	(0.71)

Weighted average of shares outstanding – diluted	52,321	52,064

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

January 31,	2008	2007
Cash	$35,650	$-
Trade receivables, net	183,475	102,658
Purchased claim receivable	14,412	16,983
Inventories	290,507	248,941
Income tax receivable	-	9,932
Deferred tax asset	23,107	29,531
Other	20,679	5,440
Current Assets	567,830	413,485
Property, Plant and Equipment, net	107,904	67,915
Goodwill, net	1,069,835	395,902
Intangibles	637,082	118,971
Other	53,354	13,758
Total Assets	$2,436,005	$1,010,031

Checks issued against future advances on revolving credit facilities	$-	$1,465
Accounts payable and accrued expenses	496,402	371,022
Deferred revenue	79,918	2,630
Current maturities of debt, including capital leases	16,775	8,845
	593,095	383,962
Debt, less current liabilities	1,361,036	147,603
Deferred tax liability	8,944	32,500
Other	32,429	6,519
Total Liabilities	1,995,504	570,584
Minority Interest	25,978	-
Equity	414,523	439,447
Total Liabilities and Equity	$2,436,005	$1,010,031